Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Veeva Systems Inc.:
We consent to the use of our report dated March 25, 2024, with respect to the consolidated financial statements of Veeva Systems Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
San Francisco, California
March 25, 2024